Exhibit 99.1

Pluristem Therapeutics Receives FDA Clearance to Begin “First-In-
Human” Placenta-Derived Stem Cell Clinical Trial

Clearance of IND Filing Paves Way for US-based Trial That Will Enroll Patients with
Critical Limb Ischemia Who Are Facing Amputation

Company to Hold Conference Call at 10:30 am Eastern Time to Discuss Development

NEW YORK – (BUSINESS WIRE) – Pluristem Therapeutics Inc. (NasdaqCM: PSTI; DAX: PJT), a bio-therapeutics company dedicated to the commercialization of unrelated donor-patient (allogeneic) cell therapy products for a variety of disorders, announced today that the US Food & Drug Administration (FDA) has cleared the Company’s Investigational New Drug (IND) application to initiate a Phase I clinical trial for the treatment of Critical Limb Ischemia (CLI), the end stage of peripheral artery disease (PAD), using Pluristem’s PLX-PAD. This will be the world’s first clinical trial using PLX-PAD, Pluristem’s placenta-derived stem cells that are expanded using the Company’s proprietary 3D PluriX™ technology. PLX-PAD is an off-the-shelf, one-size-fits-all product that needs no tissue matching prior to being administered to patients. In this Phase I dose ranging trial, to be conducted at multiple locations in the US, PLX-PAD will be administered to patients considered “late stage” and defined as patients afflicted with CLI that have not responded to traditional medical or surgical interventions.

Zami Aberman, Chairman, President and CEO of Pluristem stated: “We are excited the FDA has cleared our IND application for our PLX-PAD product so quickly. PLX-PAD is our first product candidate in our PLX pipeline and this clinical trial will be the first time a placenta-derived stem cell product, grown using our 3D expansion technology, will be used in humans. Our PLX cells are an off-the-shelf, one-size-fits-all product that needs no tissue matching prior to being administered to patients. We believe this unique approach can provide patients with an affordable, immediate source of cell therapy and will position Pluristem as a leader in the cell therapy field.”

Conference Call:
The Company will hold a conference call at 10:30 am Eastern time today to discuss this development. To access the call, interested parties should dial 877-852-6581 (domestically) or 719-325-4745 (internationally) and use passcode 8547397. Interested parties in Israel should dial 180-944-8286 and use passcode 236197063 (the Q&A session will not be open on the Israeli dial in number). There will also be a replay of the call available for 10 days. To access the replay, interested parties should dial 888-203-1112 (domestically) or 719-457-0820 (internationally) and use passcode 8547397. The call will also be webcast and can be accessed at www.pluristem.com.

About Critical Limb Ischemia

In the US alone, it is estimated that 8-12 million people suffer from critical limb ischemia associated with peripheral artery diseases (PAD). The disease is characterized by narrowing and hardening of the arteries in the patient’s limb(s) caused and/or aggravated by diabetes, Buerger’s Disease, other diseases and smoking. With decreased blood flow to the affected extremity, patients can suffer a host of complications including nerve and tissue damage. In advanced stages, critical limb ischemia can lead to gangrene, which often requires treatment with amputation. The disease is associated with a high rate of mortality and the need for frequent hospitalization from surgical complications.

About Pluristem

Pluristem Therapeutics Inc. is a bio-therapeutics company dedicated to the commercialization of unrelated donor-patient (allogeneic) cell therapy products for the treatment of several severe degenerative, ischemic and autoimmune disorders. The Company is developing a pipeline of products, stored ready-to-use, that are derived from human placenta, a non-controversial, non-embryonic, adult stem cell source.

These placental adherent stromal cells (ASCs) are expanded in the Company’s proprietary PluriXTM 3D bioreactor, which imitates the natural 3D microenvironment of these cells and does not require supplemental growth factors or other exogenous materials. Pluristem believes that the resultant PLX (PLacental eXpanded) cells’ efficacy may be related to the secretion of cytokines or other potent immune modulators. Furthermore, PLX cells are immune privileged and possess immunomodulatory properties, thus protecting the recipient from immunological reactions that often accompany transplantations.

Pluristem’s first product in development, PLX-PAD, is intended to improve the quality of life of millions of people suffering from peripheral artery disease (PAD). The Company’s products in development also include PLX-IBD, targeting Inflammatory Bowel Disease (IBD); PLX-MS, targeting Multiple Sclerosis; PLX-BMT, targeting the global shortfall of matched tissue for bone marrow transplantation (BMT) by improving the engraftment of hematopoietic stem cells (HSCs) contained in umbilical cord blood; and PLX-STROKE, targeting ischemic stroke.

Pluristem has offices in the USA with research and manufacturing facilities in Israel.

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Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and federal securities laws. For example, when we discuss our clinical trial and say that in this Phase I dose ranging trial, to be conducted at multiple locations in the US, PLX-PAD will be administered to patients considered “late stage”, or that this clinical trial will be the first time a placenta-derived stem cell product, grown using our 3D expansion technology, will be used in humans, or that we believe that this unique approach can provide patients with an affordable, immediate source of cell therapy and will position us as a leader in the cell therapy field, we are using forward-looking statements. These forward-looking statements are based on the current expectations of the management of Pluristem only, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: changes in technology and market requirements; our technology may not be validated as we progress further and our methods may not be accepted by the scientific community; we may be unable to retain or attract key employees whose knowledge is essential to the development of our products; unforeseen scientific difficulties may develop with our process; results in the laboratory may not translate to equally good results in real surgical settings; our patents may not be sufficient; our products may harm recipients; changes in legislation; inability to timely develop and introduce new technologies, products and applications; loss of market share and pressure on pricing resulting from competition, which could cause the actual results or performance of Pluristem to differ materially from those contemplated in such forward-looking statements. Except as otherwise required by law, Pluristem undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For a more detailed description of the risk and uncertainties affecting Pluristem, reference is made to Pluristem’s reports filed from time to time with the Securities and Exchange Commission.

For more information visit our website at www.pluristem.com, the content of which is not part of this press release.

Contact:

Pluristem Therapeutics Inc.
William Prather RPh, MD
Sr. VP Corporate Development
+1-303-883-4954
William.PratherMD@pluristem.com